UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      February 25, 2014

OSLER INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	000-53757	20-8195637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

900 SE Third Avenue, Suite 202, Fort Lauderdale, FL	33316
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(954) 767-6339

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 25, 2014 Osler Incorporated entered into a Share Exchange Agreement with America Greener Technologies Corporation, an Arizona corporation (“AGT”), and the shareholders of AGT whereby we will acquire all of the issued and outstanding capital stock of AGT in exchange for 15,000,000 shares of our common stock. Under the terms of the agreement, at closing of the transaction Mr. C. Leo Smith, our sole officer and director, will resign and we will appoint officers and directors designated by AGT. The closing of the transaction is subject to a number of conditions precedent, including the delivery of audited financial statements by AGT. We expect to close the transaction during the second fiscal quarter of 2014. At closing, it is expected that AGT’s shareholders will own approximately 86% of our outstanding common stock.

The foregoing summary of the Share Exchange Agreement is qualified in its entirety by reference to the form of agreement which is filed as Exhibit 10.1 to this report.

About AGT

Based in Mesa, Arizona and founded in February 2012, AGT is a technology company focused on process improvement technologies for the power, petrochemical and heavy industrial market place. Its primary focus is to supply and install a system for online cleaning of boiler tube and heat transfer surfaces. This non-toxic, biodegradable technology, which AGT licenses from third parties who are also shareholders of AGT, was developed in 1967 and has been utilized in thousands of successful installations worldwide. AGT holds an exclusive license for the technology in North America, together with certain manufacturing and other rights under a long-term agreement.

Item 9.01	Financial Statements and Exhibits.

10.1	Form of Share Exchange Agreement dated February 25, 2014 by and among Osler Incorporated, America Greener Technologies Incorporated and the shareholders of America Greener Technologies Incorporated. *

*             Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Osler Incorporated agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSLER INCORPORATED

Date: February 27, 2014	By:	/s/ C. Leo Smith
C. Leo Smith, Chief Executive Officer
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